Exhibit 99.1

ANTHEM REPORTS SECOND QUARTER 2015 RESULTS

•	Net income was $3.13 per share, including net gains of $0.03 per share. Adjusted net income was $3.10 per share (refer to the GAAP reconciliation table on page 14).

•	Medical enrollment totaled 38.5 million members as of June 30, 2015.

•	Company now expects medical enrollment to grow by 750,000 – 950,000 members for the full year 2015.

•	Full year 2015 GAAP net income is expected to be greater than $9.55 per share. Full year adjusted net income is expected to be greater than $10.00 per share (refer to the GAAP reconciliation table on page 14).

•	Third quarter 2015 dividend of $0.625 per share declared to shareholders.

Indianapolis, Ind. – July 29, 2015 – Anthem, Inc. (NYSE: ANTM) today announced that second quarter 2015 net income was $859.1 million, or $3.13 per share. These results included net gains of $0.03 per share. Net income in the second quarter of 2014 was $731.1 million, or $2.56 per share.

Excluding the items noted in each period, adjusted net income was $3.10 per share in the second quarter of 2015, an increase of 21.1 percent compared with adjusted net income of $2.56 per share in the prior year quarter (refer to page 14 for a reconciliation to the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles, or “GAAP”).

“We are pleased to report solid second quarter 2015 results as we make progress towards driving greater health care access, affordability and choice. Second quarter results reflect contributions from both our Commercial and Government businesses and we believe the growing diversity of our business model better serves our customers,” said Joseph Swedish, president and chief executive officer.

“Second quarter results reflect continued execution across our businesses. During the quarter, we repurchased 4.0 million shares and distributed $163.9 million to shareholders in dividends while continuing to invest in our strategic pillars of provider collaboration, total cost of care management and consumer centricity to benefit our ability to serve members,” said Wayne DeVeydt, executive vice president and chief financial officer.

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled approximately 38.5 million members at June 30, 2015, an increase of approximately 1.3 million members, or 3.4 percent, from 37.3 million at June 30, 2014. Medicaid enrollment increased by 940,000 members and the Commercial & Specialty Business enrollment increased by 237,000 medical members as the Company experienced growth in the National and Local Group markets, partially offset by a decline in Individual enrollment. Enrollment also grew in the Medicare business and Federal Employee Program by 50,000 and 28,000, respectively.

Medical enrollment was relatively flat sequentially, decreasing by 10,000 members during the second quarter of 2015. The slight decline reflected enrollment losses in Local Group, Individual and National markets being mostly offset by enrollment gains in the Medicaid business.

Operating Revenue: Operating revenue was nearly $19.8 billion in the second quarter of 2015, an increase of approximately $1.5 billion, or 8.4 percent, compared with approximately $18.2 billion in the prior year quarter. The growth in revenue reflected premium increases to cover overall cost trends and higher enrollment in the Medicaid and Commercial self-funded businesses. These increases were partially offset by a decline in Local Group fully insured and Individual enrollment.

Benefit Expense Ratio: The benefit expense ratio was 82.1 percent in the second quarter of 2015, a decrease of 60 basis points from 82.7 percent in the prior year quarter. The decline was largely driven by an improvement in the Local Group business predominantly due to the timing of medical cost experience, improved medical cost performance in certain markets in the Medicaid and Medicare businesses and the impact of retro rate adjustments recorded during the quarter in the Medicaid business.

Medical claims reserves established at December 31, 2014, developed moderately better than the Company’s expectation during the first six months of 2015, which resulted in offsetting adjustments for the risk stabilization programs from Health Care Reform.

Medical Cost Trend: For the full year 2015, the Company continues to expect that underlying Local Group medical cost trend will be in the range of 7.0% plus or minus 50 basis points.

Days in Claims Payable: Days in Claims Payable (“DCP”) was 43.0 days as of June 30, 2015, a decrease of 2.7 days from 45.7 days as of March 31, 2015. The expected decrease was primarily due to an acceleration in payment speed during the quarter as the company worked through the normal first quarter peak season of new and renewal membership.

SG&A Expense Ratio: The SG&A expense ratio was 15.4 percent in the second quarter of 2015, a decrease of 40 basis points from 15.8 percent in the second quarter of 2014. The decrease was primarily driven by the impact of higher enrollment in the Medicaid business, which carries a lower average SG&A expense ratio than the consolidated company average and lower expenses associated with Individual open enrollment, which ended during the first quarter of 2015 versus the second quarter during 2014. These decreases were partially offset by higher administrative costs to support strong membership growth in 2015.

Operating Cash Flow: Operating cash flow was nearly $1.2 billion, or 1.4 times net income in the second quarter of 2015, and approximately $2.8 billion, or 1.6 times net income for the first six months of 2015. The company continues to expect its full year 2015 operating cash flow to be greater than $3.5 billion.

Share Repurchase Program: During the second quarter of 2015, the Company repurchased approximately 4.0 million shares of its common stock for nearly $637 million, or a weighted-average price of $157.89. During the first six months of 2015, the company repurchased almost 9.7 million shares of its common stock, or 3.6 percent of the shares outstanding as of December 31, 2014, for approximately $1.4 billion, or a weighted-average price of $145.63. As of June 30, 2015, the Company had approximately $4.3 billion of Board-approved share repurchase authorization remaining.

Cash Dividend: During the second quarter of 2015, the Company paid a quarterly dividend of $0.625 per share, representing a distribution of cash totaling $163.9 million.

On July 28, 2015, the Audit Committee declared a third quarter 2015 dividend to shareholders of $0.625 per share. On an annualized basis, this equates to a dividend of $2.50 per share. The third quarter dividend is payable on September 25, 2015, to shareholders of record at the close of business on September 10, 2015.

Investment Portfolio & Capital Position: During the second quarter of 2015, the Company recorded net realized gains on investments totaling $92.3 million, partially offset by other-than-temporary impairment losses totaling $21.8 million. During the second quarter of 2014, the Company recorded net realized gains of $65.8 million, partially offset by other-than-temporary impairment losses totaling $10.9 million.

As of June 30, 2015, the Company’s net unrealized gain position in the investment portfolio was $688.1 million, consisting of net unrealized gains on equity and fixed maturity securities totaling $473.1 million and $215.0 million, respectively. As of June 30, 2015, cash and investments at the parent company totaled approximately $2.2 billion.

Discontinued Operations: In late December 2013, the Company entered into agreements to divest its 1-800 CONTACTS subsidiary and related assets. The sales were completed on January 31, 2014. As a result, the current and prior period operating results of 1-800 CONTACTS have been classified as discontinued operations, net of the related tax effects.

REPORTABLE SEGMENTS

Anthem, Inc. has three reportable segments: Commercial & Specialty Business (comprised of the Local Group, National Accounts, Individual and Specialty businesses); Government Business (comprised of the Medicaid and Medicare businesses, National Government Services, and the Federal Employee Program); and Other (comprised of unallocated corporate expenses and certain other businesses that do not meet the quantitative thresholds for separate reportable segment disclosure).

Anthem, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended June 30				Six Months Ended June 30
	2015	2014	Change		2015	2014	Change

Operating Revenue
Commercial & Specialty Business	$9,368.2	$9,965.0	(6.0%)		$18,735.1	$19,662.5	(4.7%)
Government Business	10,385.0	8,259.3	25.7%		19,865.1	16,200.6	22.6%
Other	5.1	5.7	(10.5%)		9.5	11.7	(18.8%)

Total Operating Revenue[1]	19,758.3	18,230.0	8.4%		38,609.7	35,874.8	7.6%

Operating Gain / (Loss)
Commercial & Specialty Business	$912.0	$919.6	(0.8%)		$2,179.0	$1,805.7	20.7%
Government Business	609.7	313.5	94.5%		934.1	553.1	68.9%
Other	(9.6)	(10.2)	NM	[2]	(21.7)	(17.2)	NM	[2]

Total Operating Gain[1]	1,512.1	1,222.9	23.6%		3,091.4	2,341.6	32.0%

Operating Margin
Commercial & Specialty Business	9.7%	9.2%	50	bp	11.6%	9.2%	240	bp
Government Business	5.9%	3.8%	210	bp	4.7%	3.4%	130	bp
Total Operating Margin[1]	7.7%	6.7%	100	bp	8.0%	6.5%	150	bp

(1)	Non-GAAP measures. See “Basis of Presentation” on page 6 herein.
(2)	“NM” = calculation not meaningful.

Commercial & Specialty Business: Operating gain in the Commercial & Specialty Business segment totaled $912.0 million in the second quarter of 2015, a decrease of $7.6 million, or 0.8 percent, from $919.6 million in the second quarter of 2014. The decrease is a result of fully insured membership declines in the Local Group business, partially offset by a lower benefit expense ratio in the Local Group business due to the timing of medical cost experience and enrollment growth in the National and Local Group self-funded business.

Government Business: Operating gain in the Government Business segment was $609.7 million in the second quarter of 2015, an increase of $296.2 million, or 94.5 percent, from $313.5 million in the second quarter of 2014. The increase was driven by enrollment increases, improved medical cost performance in certain markets in the Medicaid and Medicare businesses and the impact of retro rate adjustments recorded during the quarter in the Medicaid business.

Other: The Company reported an operating loss of $9.6 million in the Other segment for the second quarter of 2015, compared with an operating loss of $10.2 million in the prior year quarter.

OUTLOOK

Full Year 2015:

•	Net income is now expected to be greater than $9.55 per share, including greater than $0.45 per share of net unfavorable items. Excluding these items, adjusted net income is expected to be greater than $10.00 per share (refer to the GAAP reconciliation table on page 14).

•	Medical membership is now expected to be in the range of 38,250,000 – 38,450,000. Fully insured membership is now expected to be in the range of 14,800,000 – 14,900,000 and self-funded membership is expected to be in the range of 23,450,000 – 23,550,000.

•	Operating revenue is now expected to be approximately $78.0 billion.

•	Benefit expense ratio is expected to be in the range of 82.9% plus or minus 30 basis points.

•	SG&A ratio is expected to be in the range of 16.1% plus or minus 30 basis points.

•	Operating cash flow is expected to be greater than $3.5 billion.

Basis of Presentation

1.	Operating revenue and operating gain, both non-GAAP measures, are the key measures used by management to evaluate performance in each of its reporting segments, allocate resources, set incentive compensation targets and to forecast future operating performance. Operating gain, is calculated as total operating revenue less benefit expense and selling, general and administrative expense. It does not include net investment income, net realized gains/losses on investments, other-than-temporary impairment losses recognized in income, interest expense, amortization of other intangible assets, loss on extinguishment of debt or income taxes, as these items are managed in a corporate shared service environment and are not the responsibility of operating segment management (refer to page 14 for the GAAP reconciliation tables).

2.	Operating margin is defined as operating gain divided by operating revenue. Consolidated operating margin is a non-GAAP measure.

3.	In late December 2013, Anthem, Inc. entered into agreements to divest its 1-800 CONTACTS subsidiary and related assets. As a result, the Company reclassified the current and prior period results of 1-800 CONTACTS as discontinued operations, net of the related tax effects. The 1-800 CONTACTS subsidiary and related assets sale was completed on January 31, 2014.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:00 a.m. Eastern Daylight Time (“EDT”) to discuss the company’s second quarter results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

800-230-1059 (Domestic)	800-475-6701 (Domestic Replay)
612-234-9960 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 341163. The replay will be available from 11:00 a.m. EDT today, until the end of the day on August 12, 2015. The call will also be available through a live webcast at www.antheminc.com under the “Investors” link. A webcast replay will be available following the call.

Anthem Contacts:

Investor Relations	Media

Doug Simpson, 317-488-6181	Kristin Binns, 917-697-7802
Douglas.simpson@anthem.com	Kristin.binns@anthem.com

About Anthem, Inc.

Anthem is working to transform health care with trusted and caring solutions. Our health plan companies deliver quality products and services that give their members access to the care they need. With nearly 70 million people served by its affiliated companies, including more than 38 million enrolled in its family of health plans, Anthem is one of the nation’s leading health benefits companies. For more information about Anthem’s family of companies, please visit www.antheminc.com/companies.

Anthem, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
	June 30, 2015	June 30, 2014	December 31, 2014	June 30, 2014	December 31, 2014
Medical Membership
Customer Type
Local Group	15,153	15,108	15,137	0.3%	0.1%

National Accounts	7,328	7,214	7,155	1.6%	2.4%
BlueCard	5,437	5,181	5,279	4.9%	3.0%

Total National	12,765	12,395	12,434	3.0%	2.7%

Individual	1,844	2,022	1,793	(8.8%)	2.8%
Medicaid	5,764	4,824	5,193	19.5%	11.0%
Medicare	1,432	1,382	1,404	3.6%	2.0%
FEP	1,569	1,541	1,538	1.8%	2.0%

Total Medical Membership	38,527	37,272	37,499	3.4%	2.7%

Funding Arrangement
Self-Funded	23,510	22,572	22,800	4.2%	3.1%
Fully-Insured	15,017	14,700	14,699	2.2%	2.2%

Total Medical Membership	38,527	37,272	37,499	3.4%	2.7%

Reportable Segment
Commercial & Specialty Business	29,762	29,525	29,364	0.8%	1.4%
Government Business	8,765	7,747	8,135	13.1%	7.7%

Total Medical Membership	38,527	37,272	37,499	3.4%	2.7%

Other Membership & Customers
Life and Disability Membership	4,803	4,835	4,762	(0.7%)	0.9%
Dental Membership	5,159	4,990	4,995	3.4%	3.3%
Managed Dental Membership	5,296	4,866	4,918	8.8%	7.7%
Vision Membership	5,494	5,026	5,096	9.3%	7.8%
Medicare Advantage Part D Membership	609	664	690	(8.3%)	(11.7%)
Medicare Part D Stand-Alone Membership	372	471	467	(21.0%)	(20.3%)

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended June 30
	2015	2014	Change
Revenues
Premiums	$18,516.3	$17,068.9	8.5%
Administrative fees	1,229.5	1,151.6	6.8%
Other revenue	12.5	9.5	31.6%

Total operating revenue	19,758.3	18,230.0	8.4%

Net investment income	186.7	188.5	(1.0%)
Net realized gains on investments	92.3	65.8	40.3%

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(26.2)	(11.7)	NM	(2)
Portion of other-than-temporary impairment losses recognized in other comprehensive income	4.4	0.8	NM	(2)

Other-than-temporary impairment losses recognized in income	(21.8)	(10.9)	NM	(2)

Total revenues	20,015.5	18,473.4	8.3%

Expenses
Benefit expense	15,205.4	14,121.3	7.7%
Selling, general and administrative expense
Selling expense	363.8	388.7	(6.4%)
General and administrative expense	2,677.0	2,497.1	7.2%

Total selling, general and administrative expense	3,040.8	2,885.8	5.4%
Interest expense	154.1	145.6	5.8%
(Gain)/Loss on extinguishment of debt	(2.9)	3.0	NM	(2)
Amortization of other intangible assets	60.1	54.0	11.3%

Total expenses	18,457.5	17,209.7	7.3%

Income from continuing operations before income tax expense	1,558.0	1,263.7	23.3%

Income tax expense	698.9	532.6	31.2%

Net income	$859.1	$731.1	17.5%

Net income per diluted share	$3.13	$2.56	22.3%

Diluted shares	274.3	286.0	(4.1%)

Benefit expense as a percentage of premiums	82.1%	82.7%	(60	) bp
Selling, general and administrative expense as a percentage of total operating revenue	15.4%	15.8%	(40	) bp
Income from continuing operations before income tax expense as a percentage of total revenues	7.8%	6.8%	100	bp

(1)	Results for 1-800 CONTACTS have been reclassified as discontinued operations under GAAP.
(2)	“NM” = calculation not meaningful

Anthem, Inc.

Consolidated Statements of Income

	Six Months Ended
(In millions, except per share data)	June 30
	2015	2014	Change
	(Unaudited)
Revenues
Premiums	$36,126.8	$33,585.9	7.6%
Administrative fees	2,456.6	2,269.9	8.2%
Other revenue	26.3	19.0	38.4%

Total operating revenue	38,609.7	35,874.8	7.6%

Net investment income	354.3	372.2	(4.8%)
Net realized gains on investments	138.8	107.5	29.1%

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(41.6)	(22.5)	NM	(2)
Portion of other-than-temporary impairment losses recognized in other comprehensive income	5.8	0.8	NM	(2)

Other-than-temporary impairment losses recognized in income	(35.8)	(21.7)	NM	(2)

Total revenues	39,067.0	36,332.8	7.5%

Expenses
Benefit expense	29,332.3	27,785.9	5.6%
Selling, general and administrative expense
Selling expense	732.0	759.5	(3.6%)
General and administrative expense	5,454.0	4,987.8	9.3%

Total selling, general and administrative expense	6,186.0	5,747.3	7.6%
Interest expense	308.5	291.8	5.7%
Loss on extinguishment of debt	0.5	6.0	(91.7%)
Amortization of other intangible assets	112.6	108.0	4.3%

Total expenses	35,939.9	33,939.0	5.9%

Income from continuing operations before income tax expense	3,127.1	2,393.8	30.6%

Income tax expense	1,402.8	971.3	44.4%

Income from continuing operations	1,724.3	1,422.5	21.2%

Income from discontinued operations, net of tax (1)	—	9.6	NM	(2)

Net income	$1,724.3	$1,432.1	20.4%

Net income per diluted share	$6.22	$4.95	25.7%

Diluted shares	277.3	289.3	(4.1%)

Benefit expense as a percentage of premiums	81.2%	82.7%	(150	) bp
Selling, general and administrative expense as a percentage of total operating revenue	16.0%	16.0%	0	bp
Income from continuing operations before income tax expense as a percentage of total revenues	8.0%	6.6%	140	bp

(1)	Results for 1-800 CONTACTS have been reclassified as discontinued operations under GAAP.
(2)	“NM” = calculation not meaningful

Anthem, Inc.

Consolidated Balance Sheets

(In millions)	June 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,553.0	$2,151.7
Investments available-for-sale, at fair value:
Fixed maturity securities	18,236.5	17,467.4
Equity securities	1,705.4	1,906.6
Other invested assets, current	23.4	20.2
Accrued investment income	168.6	161.4
Premium and self-funded receivables	4,940.8	4,825.5
Other receivables	2,368.0	2,117.0
Income taxes receivable	13.8	308.9
Securities lending collateral	1,718.3	1,515.2
Deferred tax assets, net	295.6	280.4
Other current assets	2,178.8	1,473.9

Total current assets	33,202.2	32,228.2

Long-term investments available-for-sale, at fair value:
Fixed maturity securities	613.7	504.4
Equity securities	31.7	31.5
Other invested assets, long-term	1,803.3	1,695.9
Property and equipment, net	1,931.4	1,944.3
Goodwill	17,541.7	17,082.0
Other intangible assets	8,275.5	7,958.1
Other noncurrent assets	864.3	512.3

Total assets	$64,263.8	$61,956.7

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$7,177.9	$6,861.2
Reserves for future policy benefits	67.7	68.1
Other policyholder liabilities	2,741.4	2,626.5

Total policy liabilities	9,987.0	9,555.8
Unearned income	950.5	1,078.1
Accounts payable and accrued expenses	4,433.8	3,651.8
Security trades pending payable	172.5	66.2
Securities lending payable	1,718.2	1,515.3
Short-term borrowings	540.0	400.0
Current portion of long-term debt	624.9	624.3
Other current liabilities	2,246.3	1,861.2

Total current liabilities	20,673.2	18,752.7

Long-term debt, less current portion	15,468.4	14,019.6
Reserves for future policy benefits, noncurrent	607.6	671.3
Deferred tax liabilities, net	3,226.2	3,226.0
Other noncurrent liabilities	1,225.8	1,035.8

Total liabilities	41,201.2	37,705.4

Shareholders’ equity
Common stock	2.6	2.7
Additional paid-in capital	8,707.4	10,062.3
Retained earnings	14,352.2	14,014.4
Accumulated other comprehensive income	0.4	171.9

Total shareholders’ equity	23,062.6	24,251.3

Total liabilities and shareholders’ equity	$64,263.8	$61,956.7

Anthem, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30
(In millions)	2015	2014

Operating activities
Net income	$1,724.3	$1,432.1
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(138.8)	(107.5)
Other-than-temporary impairment losses recognized in income	35.8	21.7
Loss on extinguishment of debt	0.5	6.0
Gain on disposal of discontinued operations	—	(3.2)
Loss on disposal of assets	1.2	0.7
Deferred income taxes	47.5	48.7
Amortization, net of accretion	655.5	381.4
Depreciation expense	50.3	53.4
Impairment of property and equipment	—	2.2
Share-based compensation	68.6	88.9
Excess tax benefits from share-based compensation	(89.0)	(29.3)
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(318.5)	(839.0)
Other invested assets	(4.0)	(23.6)
Other assets	(388.9)	(108.3)
Policy liabilities	278.8	853.2
Unearned income	(161.1)	130.5
Accounts payable and accrued expenses	231.1	213.0
Other liabilities	488.1	211.5
Income taxes	347.9	179.8
Other, net	(5.8)	(53.7)

Net cash provided by operating activities	2,823.5	2,458.5

Investing activities
Purchases of fixed maturity securities	(5,530.6)	(5,493.1)
Proceeds from sales and maturities of fixed maturity securities	5,036.5	4,670.4
Purchases of equity securities	(1,389.5)	(359.3)
Proceeds from sales of equity securities	1,085.9	255.2
Purchases of other invested assets	(161.1)	(81.9)
Proceeds from sales of other invested assets	38.3	35.8
Settlement of non-hedging derivatives	(32.0)	(46.2)
Changes in securities lending collateral	(202.9)	(976.9)
(Purchases)/Proceeds from the sale of subsidiary, net of cash acquired/sold	(641.6)	740.0
Net purchases of property and equipment	(229.7)	(271.2)
Other, net	—	(0.1)

Net cash used in investing activities	(2,026.7)	(1,527.3)

Financing activities
Net proceeds from commercial paper borrowings	697.4	487.9
Net proceeds from short-term borrowings	140.0	(150.0)
Net Repayments of long-term borrowings	(701.3)	(45.1)
Changes in securities lending payable	202.9	977.0
Changes in bank overdrafts	(233.1)	106.8
Net payments on call/put options	(0.1)	—
Repurchase and retirement of common stock	(1,410.6)	(2,077.2)
Cash dividends	(330.5)	(243.9)
Proceeds from issuance of common stock under employee stock plans	155.2	182.5
Excess tax benefits from share-based compensation	89.0	29.3

Net cash used in financing activities	(1,391.1)	(732.7)

Effects of foreign currency exchange rate changes on cash and cash equivalents	(4.4)	(0.8)

Change in cash and cash equivalents	(598.7)	197.7
Cash and cash equivalents at beginning of year	2,151.7	1,586.9

Cash and cash equivalents at end of period	1,553.0	1,784.6

Anthem, Inc.

Reconciliation of Medical Claims Payable

	Six Months Ended June 30		Years Ended December 31
(In millions)	2015	2014	2014	2013	2012
	(Unaudited)	(Unaudited)

Gross medical claims payable, beginning of year	$6,861.2	$6,127.2	$6,127.2	$6,174.5	$5,489.0
Ceded medical claims payable, beginning of year	(767.4)	(23.4)	(23.4)	(27.2)	(16.4)

Net medical claims payable, beginning of year	6,093.8	6,103.8	6,103.8	6,147.3	5,472.6

Business combinations and purchase adjustments	121.8	—	—	—	804.4

Net incurred medical claims:
Current year	29,516.8	27,814.9	56,305.8	55,894.3	48,080.1
Prior years (redundancies) [1]	(760.9)	(524.7)	(541.9)	(599.1)	(513.6)

Total net incurred medical claims	28,755.9	27,290.2	55,763.9	55,295.2	47,566.5

Net payments attributable to:
Current year medical claims	23,992.2	21,493.5	50,353.9	49,887.2	42,832.4
Prior years medical claims	4,594.8	5,165.9	5,420.0	5,451.5	4,863.8

Total net payments	28,587.0	26,659.4	55,773.9	55,338.7	47,696.2

Net medical claims payable, end of period	6,127.5	6,734.6	6,093.8	6,103.8	6,147.3
Ceded medical claims, end of period	1,050.4	210.5	767.4	23.4	27.2

Gross medical claims payable, end of period	$7,177.9	$6,945.1	$6,861.2	$6,127.2	$6,174.5

Current year medical claims paid as a percentage of current year net incurred medical claims	82.2%	77.3%	89.4%	89.3%	89.1%

Prior year redundancies in the current year as a percentage of prior year net medical claims payables less prior year redundancies in the current year	14.3%	9.4%	9.7%	10.8%	10.4%

Prior year redundancies in the current year as a percentage of prior year net incurred medical claims	1.4%	0.9%	1.0%	1.3%	1.1%

[1]	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

Anthem, Inc.

GAAP Reconciliation

(Unaudited)

Anthem, Inc. has referenced “Adjusted Net Income,” “Adjusted Net Income Per Share,” “Operating Revenue,” and “Operating Gain” which are non-GAAP measures in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. Rather, these non-GAAP measures are provided to further aid investors in understanding and analyzing the company’s core operating results and comparing Anthem, Inc.’s financial results. A reconciliation of Operating Revenue to Total Revenue is set forth in the Consolidated Statements of Income herein. A reconciliation of the other non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP is presented below.

	Three Months Ended June 30			Six Months Ended June 30
(In millions, except per share data)	2015	2014	Change	2015	2014	Change

Net income	$859.1	$731.1	17.5%	$1,724.3	$1,432.1	20.4%
Add / (Subtract) - net of related tax effects:
Net realized gains on investments	(60.0)	(42.8)		(90.2)	(69.9)
Other-than-temporary impairment losses on investments	14.2	7.1		23.3	14.1
(Gain)/Loss on extinguishment of debt	(1.9)	2.0		0.3	3.9
Amortization of other intangible assets	39.1	35.1		73.2	70.2
1-800 CONTACTS 2014 income	—	—		—	(9.6)
Rounding impact	—	(0.1)		—	—

Net adjustment items	(8.6)	1.3		6.6	8.7

Adjusted net income	$850.5	$732.4	16.1%	$1,730.9	$1,440.8	20.1%

Net income per diluted share	$3.13	$2.56	22.3%	$6.22	$4.95	25.7%
Add / (Subtract) - net of related tax effects:
Net realized gains on investments	(0.22)	(0.15)		(0.33)	(0.24)
Other-than-temporary impairment losses on investments	0.05	0.02		0.08	0.05
Loss on extinguishment of debt	(0.01)	0.01		0.00	0.01
Amortization of other intangible assets	0.14	0.12		0.26	0.24
1-800 CONTACTS 2014 income	—	—		—	(0.03)
Rounding impact	0.01	—		0.01	—

Net adjustment items	(0.03)	0.00		0.02	0.03

Adjusted net income per diluted share	$3.10	$2.56	21.1%	$6.24	$4.98	25.3%

	Full Year 2015 Outlook

Net income per diluted share	Greater than $	9.55
Add / (Subtract) - net of related tax effects:
Net realized gains on investments		($0.33)
Other-than-temporary impairment losses on investments		$0.08
Loss on extinguishment of debt		$0.00
Future Transaction Related Costs		$0.20
Amortization of other intangible assets	Greater than $	0.50

Net adjustment items	Greater than $	0.45

Adjusted net income per diluted share	Greater than $	10.00

	Three Months Ended June 30			Six Months Ended June 30
(In millions)	2015	2014	Change	2015	2014	Change

Reportable segments operating gain	$1,512.1	$1,222.9	23.6%	$3,091.4	$2,341.6	32.0%

Net investment income	186.7	188.5		354.3	372.2
Net realized gains on investments	92.3	65.8		138.8	107.5
Other-than-temporary impairment losses recognized in income	(21.8)	(10.9)		(35.8)	(21.7)
Interest expense	(154.1)	(145.6)		(308.5)	(291.8)
Amortization of other intangible assets	(60.1)	(54.0)		(112.6)	(108.0)
Gain/(Loss) on extinguishment of debt	2.9	(3.0)		(0.5)	(6.0)

Income from continuing operations before income tax expense	$1,558.0	$1,263.7	23.3%	$3,127.1	$2,393.8	30.6%

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This document contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not generally historical facts. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “anticipate(s),” “intend,” “estimate,” “project” and similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in our public filings with the U.S. Securities and Exchange Commission, or SEC; increased government participation in, or regulation or taxation of health benefits and managed care operations, including, but not limited to, the impact of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, or Health Care Reform; trends in health care costs and utilization rates; our ability to secure sufficient premium rates including regulatory approval for and implementation of such rates; our participation in the federal and state health insurance exchanges under Health Care Reform, which have experienced and continue to experience challenges due to implementation of initial and phased-in provisions of Health Care Reform, and which entail uncertainties associated with the mix and volume of business, particularly in our Individual and Small Group markets, that could negatively impact the adequacy of our premium rates and which may not be sufficiently offset by the risk apportionment provisions of Health Care Reform; the ultimate outcome of our pending acquisition of Cigna Corporation (“Cigna”) (the “Acquisition”), including our ability to achieve the synergies and value creation contemplated by the transaction within the expected time period or at all and the risk that unexpected costs will be incurred in connection therewith; the ultimate outcome and results of integrating our and Cigna’s operations and disruption from the transaction making it more difficult to maintain businesses and operational relationships; the possibility that the Acquisition does not close, including, but not limited to, due to the failure to satisfy the closing conditions, including the receipt of required regulatory approvals and the receipt of approval of both our and Cigna’s shareholders and stockholders, respectively; the risks and uncertainties detailed by Cigna with respect to its business as described in its reports and documents filed with the SEC; our ability to contract with providers consistent with past practice; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon and funding risks with respect to revenue received from participation therein; a downgrade in our financial strength ratings; litigation and investigations targeted at our industry and our ability to resolve litigation and investigations within estimates; medical malpractice or professional liability claims or other risks related to health care services provided by our subsidiaries; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; non-compliance by any party with the Express Scripts, Inc. pharmacy benefit management services agreement, which could result in financial penalties, our inability to meet customer demands, and sanctions imposed by governmental entities, including the Centers for Medicare and Medicaid Services; events that result in negative publicity for us or the health benefits industry; failure to effectively maintain and modernize our information systems and e-business organization and to maintain good relationships with third party vendors for information system resources; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member or employee sensitive or confidential information, including the impact and outcome of investigations, inquiries, claims and litigation related to the cyber attack we reported in February 2015; changes in the economic and market conditions, as well as regulations that may negatively affect our investment portfolios and liquidity; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative effect from our substantial amount of outstanding indebtedness; general risks associated with mergers and acquisitions; various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations; future public health epidemics and catastrophes; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by federal securities law, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in our SEC reports.